Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Salarius Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price per Share (2)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	11,163,637 (3)	$1.445	$16,131,455.50	0.00011020	$1,778.00	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$16,131,455.50		$1,778.00
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,778.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered, issued or become issuable in connection with any stock split, stock dividend or similar transaction or pursuant to anti-dilution provisions of any of the securities.

(2)	Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $1.445, the average of the high and low reported sales prices of Salarius Pharmaceuticals, Inc.’s (the “Company”) common stock, par value $0.0001 per share (“Common Stock”), on the Nasdaq Capital Market on May 22, 2023.
(3)
Consists of (i) 330,000 shares of Common Stock issued in a private placement on May 16, 2023 (the “Private Placement”), pursuant to that certain Securities Purchase Agreement by and between the Company and an accredited investor, dated as of May 11, 2023 (the “Securities Purchase Agreement”), (ii) 3,306,364 shares of Common Stock issuable upon the exercise of the pre-funded warrants issued in the Private Placement pursuant to the Securities Purchase Agreement, (iii) 3,636,364 shares of Common Stock issuable upon the exercise of the Series A-1 warrants issued in the Private Placement pursuant to the Securities Purchase Agreement, (iv) 3,636,364 shares of Common Stock issuable upon the exercise of the Series A-2 warrants issued in the Private Placement pursuant to the Securities Purchase Agreement, and (v) 254,545 shares of Common Stock issuable upon the exercise of the placement agent warrants issued to the Company’s placement agent in connection with the Private Placement.